Exhibit 99.1

PLH Group, Inc. and Subsidiaries Consolidated Financial Statements as of and for the Year Ended December 31, 2021 and Independent Auditor’s Report

PLH Group, Inc. and Subsidiaries

Table of Contents

December 31, 2021

INDEPENDENT AUDITOR’S REPORT

To the stockholders and the Board of Directors of PLH Group, Inc.

Opinion

We have audited the consolidated financial statements of PLH Group, Inc. and subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2021, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively referred to as the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

Dallas, Texas

March 29, 2022

PLH Group, Inc. and Subsidiaries

Consolidated Balance Sheet

Year Ended December 31, 2021

(in $000’s, except share data)

December 31,
2021
Assets
Current assets
Cash	$58,964
Accounts receivable (net of allowance for doubtful
accounts of $650)	123,664
Inventory	6,234
Contract assets	56,012
Prepaid expenses and other current assets	12,987
Income taxes receivable	177
Assets held for sale	3,600
Total current assets	261,638
Property and equipment, net	64,377
Intangible assets, net	24,199
Goodwill	19,508
Operating lease right of use assets, net	19,464
Other noncurrent assets	1,596
Total assets	$390,782
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$15,512
Operating lease liabilities, current	7,791
Accounts payable	81,181
Accrued liabilities	37,726
Contract liabilities	19,699
Total current liabilities	161,909
Long-term bank debt, net	106,863
Operating lease liabilities, non-current	12,232
Other liabilities	6,894
Deferred tax liability- non-current	3,813
Total liabilities	291,711
Commitments and contingencies (Note 12)
Stockholders’ equity
Class A common stock- $0.01 par value; 300,000,000 shares authorized,
30,546,874 issued and 19,304,084 outstanding	305
Treasury shares, at cost, 11,242,790 of Class A common shares	(138,539)
Additional paid in capital	584,824
Accumulated other comprehensive loss	(7,446)
Accumulated deficit	(340,087)
Total stockholders’ equity	99,057
Non-controlling interest	14
Total equity	99,071
Total liabilities and equity	$390,782

The accompanying notes are an integral part of these Consolidated Financial Statements.

PLH Group, Inc. and Subsidiaries

Consolidated Statement of Operations

Year Ended December 31, 2021

(in $000’s, except per share data)

December 31, 2021

Revenue	$668,384
Costs of services (including depreciation and amortization)	598,942
Gross profit	69,442

General and administrative expenses	77,860
Impairment of goodwill, other net assets and assets held for sale	51,393
Loss from operations	(59,811)
Other income (expense)
Interest expense	(10,377)
Other income, net	868
Total other expense	(9,509)
Loss before income taxes	(69,320)
Income tax expense	2,954
Net loss	$(72,274)

Less: Net income (loss) attributable to non-controlling interest	-
Net loss attributable to common stock	$(72,274)

Loss per share:
Class A Common Stock
Basic and diluted (loss) earnings per share	$(3.74)
Basic and diluted weighted average common shares outstanding	19,304

The accompanying notes are an integral part of these Consolidated Financial Statements.

PLH Group, Inc. and Subsidiaries

Consolidated Statement of Comprehensive Loss

Year Ended December 31, 2021

(in $000’s)

December 31, 2021

Net loss	$(72,274)
Foreign currency gain, net of tax of $0	98
Comprehensive loss	$(72,176)

Less: Comprehensive income (loss) attributable to non-controlling interest	-
Comprehensive loss attributable to common stock	$(72,176)

The accompanying notes are an integral part of these Consolidated Financial Statements.

PLH Group, Inc. and Subsidiaries

Consolidated Statement of Stockholders’ Equity

Year Ended December 31, 2021

(in $000’s, except share data)

							Accumulated
	Class A				Additional		Other	Total	Non-
	Common Stock		Treasury Stock		Paid In	Accumulated	Comprehensive	Stockholders'	Controlling	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Equity	Interest	Equity

Balances at January 1, 2021	30,546,874	$305	(11,242,790)	$(138,539)	$582,305	$(267,813)	$(7,544)	$168,714	$14	$168,728
Stock compensation expense	-	-	-	-	2,519	-	-	2,519	-	2,519
Other comprehensive income	-	-	-	-	-	-	98	98	-	98
Net loss	-	-	-	-	-	(72,274)	-	(72,274)	-	(72,274)
Balances at December 31, 2021	30,546,874	$305	(11,242,790)	$(138,539)	$584,824	$(340,087)	$(7,446)	$99,057	$14	$99,071

The accompanying notes are an integral part of these Consolidated Financial Statements.

PLH Group, Inc. and Subsidiaries

Consolidated Statement of Cash Flows

Year Ended December 31, 2021

(in $000’s)

December 31, 2021

Cash flows from operating activities
Net loss	$(72,274)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities
Depreciation and amortization of property and equipment	25,851
Amortization of intangible assets	2,986
Bad debt provision	6,868
Provision for inventory obsolescence	(44)
Deferred income taxes	185
Non-cash interest expense	1,839
Stock compensation expense	6,305
Loss (gain) on sale and disposal of assets	(1,588)
Impairment of goodwill, other net assets and assets held for sale	51,393
Changes in assets and liabilities, net of dispositions
Accounts receivable	(40,248)
Contract assets	(31,401)
Inventory	353
Prepaid expenses and other current assets	5,708
Other noncurrent assets	(16)
Accounts payable	12,112
Accrued and other current liabilities	(13,166)
Income taxes payable	(4,410)
Contract liabilities	9,482
Other liabilities	(2,046)
Operating leases	(483)
Net cash used in operating activities	(42,594)
Cash flows from investing activities
Proceeds from the sale of property and equipment	3,464
Purchase of property and equipment	(12,461)
Net cash used in investing activities	(8,997)
Cash flows from financing activities
Payments on term debt	(15,618)
Payments on finance leases	(1,418)
Net cash used in financing activities	(17,036)

Effect of exchange rate on cash	241
Net decrease in cash and cash equivalents	(68,386)

Cash and cash equivalents
Beginning of year	127,350
End of year	$58,964

Cash paid during the period for
Interest (net of amounts capitalized)	$8,739
Income taxes	$7,200
Noncash investing activities
Property and equipment acquired through financing	$7,266
Operating lease right of use asset and lease liability	$7,972

The accompanying notes are an integral part of these Consolidated Financial Statements.

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

1.Description of business

PLH Group, Inc. (the “Company,” “PLH,” “we,” or “our”) was formed in March 2012 for the purpose of acquiring companies that provide construction and maintenance services to the power, pipeline, and oil field electrical markets. PLH customers include many of the largest utilities, regional cooperatives, renewable energy developers, commercial and industrial customers, major oil and gas producers, and midstream pipeline companies in the United States and western Canada.

A private equity firm, through two funds, was the sole shareholder of the Company until October 2018. On October 17, 2018, we completed a private offering and private placement (the “private offering and private placement”), in which we sold 14,439,972 shares of our Class A-1 common stock, par value $0.01 per share (“Class A-1 common stock”), at an offering price of $13.25 per share to certain investors in reliance on exemptions from registration under the Securities Act. Stifel, Nicolaus & Company, Incorporated (“Stifel”) acted as the initial purchaser for the shares sold to investors in the private offering pursuant to Rule 144A and Regulation S under the Securities Act and as the placement agent for the shares sold in the private placement to investors pursuant to Regulation D under the Securities Act.

In connection with the private offering and private placement, we completed a number of corporate actions, including (among others):

(i)

the adoption of an amended and restated certificate of incorporation and amended and restated bylaws, which became effective immediately prior to the completion of the private offering and private placement;

(ii)	a 45.2314-for-1 stock split of all of our outstanding common stock, which was effected immediately prior to the completion of the private offering and private placement (the “Stock Split”);
(iii)	the reclassification of our common stock into Class A common stock, which was effected immediately prior to the completion of the private offering and private placement; and
(iv)

the creation of the Class A-1 common stock that was sold in the private offering and private placement that is automatically convertible into Class A common stock upon the date that a registration statement registering such shares of Class A common stock is declared effective and, if our shares of Class A common stock have not already been listed on a national securities exchange as of such date, the date that our shares of Class A common stock are listed on a national securities exchange.

On January 7, 2020, our Shareholders approved revisions to our corporate governance documents that did the following (among others):

(i)	the adoption of an amended and restated certificate of incorporation and amended and restated bylaws;
(ii)	the reclassification of all of our common stock into one Class A of common stock rather than two classes; and
(iii)	changes in board member and/or board observer rights of our major shareholders.

Electric Segment

Services offered by wholly owned subsidiaries and joint ventures in the power and oil field electric markets include helicopter assisted power transmission line services, high voltage transmission line, distribution line and substation construction and maintenance, turnkey drilled pier foundation construction, new oil well electrification, fiber optic communication systems, underground utility installation, lightning protection, data center and battery replacement facilities. Services also include

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

repairs and replacements of the aged electrical infrastructure in the United States. The Company also provides emergency restoration services, including the repair of infrastructure damaged by inclement weather. The Company committed to a plan to sell the helicopter assisted power transmission line services subsidiary as of December 31, 2021 and has classified the related assets as Assets Held for Sale in the Consolidated Balance Sheet. The sale closed on March 16, 2022.

Pipeline Segment

Services offered by wholly-owned subsidiaries in the pipeline market include installing cross country gas and liquid pipelines as well as the analysis, construction and testing of pipelines to upgrade and replace the aging pipeline infrastructure in the United States and Canada, pump stations, compressor stations, and related facilities for both liquids and gases. Additionally, the Company provides directional boring services under environmentally and ecologically sensitive areas and under existing man-made infrastructure utilizing state of the art directional drilling equipment. The Company also performs right-of-way maintenance, repairs and environment restoration for pipeline customers.

2.Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and the financial statement rules and regulations of the Securities and Exchange Commission (“SEC”). References for Financial Accounting Standards Board (“FASB”) standards are made to the FASB Accounting Standards Codification (“ASC”).

Consolidation

The Consolidated Financial Statements include the accounts of PLH Group, Inc. and its wholly owned subsidiaries. The Consolidated Financial Statements also include the accounts of PLH’s investments in joint ventures, which are consolidated based on the criteria set forth below. All intercompany accounts and transactions have been eliminated in consolidation.

Investment in Affiliates

In the normal course of business, the Company will enter into investment arrangements for equity interests held by the Company in contractual joint ventures. The Company determines whether such investments involve a variable interest entity (VIE) based on the characteristics of the subject entity. If the entity is determined to be a VIE, then management determines if PLH is the primary beneficiary of the entity and whether or not consolidation of the VIE is required. The primary beneficiary consolidating the VIE must normally have both (i) the power to direct the activities of a VIE that most significantly affect the VIE’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE, in either case that could potentially be significant to the VIE. When the Company is deemed to be the primary beneficiary, the VIE is consolidated and the other party’s equity interest in the VIE is accounted for as a non-controlling interest. Investments in entities of which we are not the primary beneficiary, but over which the Company has the ability to exercise significant influence, are accounted for using the equity method of accounting.

Cash and Cash Equivalents

Cash and cash equivalents include demand deposits, interest-bearing money market accounts and certificates of deposits with original maturities of three months or less. These items are carried at cost, which approximates fair value. As of December 31, 2021, cash and cash equivalents held by our consolidated joint ventures was approximately $0.3 million. Cash and cash equivalents held by our joint ventures exclusively support the operations of the related joint ventures.

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

Contracts with Customers

The Company provides a range of construction and maintenance services to the electric power and oil and gas industries. These services may be provided pursuant to master service agreements, repair and maintenance contracts and fixed price and non-fixed price installation contracts. Pricing under these contracts may be competitive unit price, cost-plus/hourly (or time and materials basis) or fixed price (or lump sum basis), and the final terms and prices of these contracts are frequently negotiated with the customer.

Performance Obligations

A performance obligation is a promise in a contract with a customer to transfer a series of distinct goods or services. The Company’s construction contracts are generally each accounted for as a single performance obligation whereby PLH is required to integrate complex activities and equipment into a single deliverable for the customer. In some instances, the Company may have 1) contracts with multiple performance obligations, such as maintenance contracts that include individual work orders or 2) two or more contracts entered into at or near the same time with the same customer that are accounted for as a single contract. Contract amendments and approved change orders, which are generally not distinct from the existing performance obligation, are typically accounted for as a modification of the existing contract and performance obligation.

Transaction Price

For contracts with multiple performance obligations, the Company allocates the transaction price to each performance obligation using its best estimate of the standalone selling price of each distinct good or service in the contract. The standalone selling price is estimated using the expected costs plus a margin approach for each performance obligation.

The transaction price includes variable consideration, such as performance incentives, unapproved change orders, liquidated damages, claims, early pay discounts and penalties, which may cause changes in contract estimates. The amount of variable consideration is estimated based on the most likely amount in a range of possible outcomes. Contract consideration is adjusted for variable consideration when it is probable that a significant reversal of cumulative revenue recognized will not occur once the uncertainty related to the variable consideration is resolved. Estimates of variable consideration are subject to change as facts and circumstances evolve. Additionally, in determining if revenue associated with unapproved change orders or claims is probable, the Company considers if the contract or other evidence provides a legal basis for the change order or claim.

At December 31, 2021 we had approximately $6.9 million of change orders/claims that had been included in total contract price adjustments on certain contracts that were in the process of being resolved in the normal course of business, including through negotiation, mediation, and other proceedings. For the year-ended December 31, 2021, $6.7 million of revenue has been recognized for those contracts noted. The amounts ultimately recognized by us upon final acceptance by our customers could be higher or lower than such estimated amounts; however, such amounts cannot currently be estimated. There were no significant revisions to previous estimates for claims recognized in previous periods. Changes in these estimates could have a material impact on the Consolidated Financial Statements.

Recognition of Revenue upon Satisfaction of Performance Obligations

The transaction price is recognized as revenue over time as we perform our obligations because there is a transfer of a series of distinct goods or services to the customer. Under unit-based contracts and fixed price contracts, we recognize revenues as performance obligations are satisfied over time, with the measurement of progress towards completion calculated as the percentage of costs incurred to total estimated costs for such performance obligation. Under cost reimbursable based contracts, we

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

recognize revenue on an input basis, as labor hours are incurred, materials are utilized and services are performed.

Contract costs include all direct materials, labor and subcontract costs and indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Substantially all of the materials associated with our work are customer-furnished, and therefore not included in contract revenues and costs.

At December 31, 2021, the aggregate transaction price related to unsatisfied or partially satisfied performance obligations was estimated to be approximately $240.8 million, of which 87.0% was expected to be recognized in the subsequent twelve months. This amount represents management’s estimate of the consolidated revenues that are expected to be recognized from the remaining portion of firm orders not yet completed or for which work has not yet begun.

Revenues by Category

The following tables present the Company’s revenues disaggregated by geographic location and contract type for the year ended December 31, 2021:

By primary geographic location	Year ended December 31,2021
United States	$598,252
Canada	70,132
Total revenues	$668,384

By contract type	Year ended December 31,2021
Fixed price	$187,240
Cost reimbursable (Cost-plus and time and materials type contracts)	319,590
Unit price	161,554
Total revenues	$668,384

Contract Assets and Liabilities

With respect to the Company’s contracts, interim payments are typically received as work progresses in accordance with agreed-upon contractual terms, either at periodic intervals or upon achievement of contractual milestones. As a result, under fixed price contracts the timing of revenue recognition and contract billings results in contract assets and contract liabilities. Contract assets represent revenues recognized in excess of amounts billed for fixed price contracts and retainage. These are considered current assets that are transferred to accounts receivable when billed or the billing rights become unconditional. Contract assets are not considered a significant financing component as the intent is to protect the customer in the event the Company does not perform on its obligations under the contract.

Conversely, contract liabilities represent billings in excess of revenues recognized for fixed price contracts. These arise under certain contracts that allow for upfront payments from the customer or contain contractual billing milestones, which result in billings that exceed the amount of revenues recognized for certain periods. Contract liabilities are current liabilities and are not considered a significant financing component, as they are used to meet working capital requirements that are generally higher in the early stages of a contract and protect the Company from the other party failing to meet its obligations under the contract. Contract assets and liabilities are recorded based on each individual performance obligation at the end of each reporting period.

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

Accounts Receivable and Allowance for Doubtful Accounts

The allowance for doubtful accounts is maintained at a level which, based on management’s judgment of past experience and current economic conditions in the industry, is adequate to absorb credit losses. The amount of the allowance is based upon management’s continuous evaluation of the collectability of receivables.

Inventories

Inventories consist primarily of parts and supplies that have been purchased or fabricated internally and held for use in the ordinary course of business. Inventories are valued at lower of cost or net realizable value at average cost.

Property and Equipment

Depreciation and amortization is provided on the straight-line method over the following estimated useful lives:

Estimated
Description	Useful Lives

Tools and casing	2-5 Years
Aircraft (hourly based)	1-20 Years
Hardware and software	2-7 Years
Vehicles and trailers	3-10 Years
Office furniture and equipment	3-10 Years
Equipment	3-15 Years
Leasehold improvements	Lesser of useful life or lease term
Building and improvements	3-40 Years

Internal use software is software that is acquired, internally developed or modified solely to meet the Company’s needs and for which, during the software’s development or modification, a plan does not exist to market the software externally. Costs related to the design, maintenance, or training related to internal use software are expensed as incurred. Costs incurred to develop the software during the application development stage and for upgrades and enhancements that provide additional functionality are capitalized and then amortized. Interest is capitalized on long-term software implementations.

When assets are disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts and the resulting gain or loss, if any, is recognized in operations. The cost of maintenance and repairs are recognized as incurred. Significant renewals or betterments are capitalized.

Planned major maintenance projects that do not increase the overall life or value of the related assets are expensed as incurred. When the major maintenance materially increases the life or value of the underlying asset, the cost is capitalized.

Assets to be held and used by the Company are reviewed to determine whether any triggering events exist such as a significant change in the long-lived asset’s physical condition, a change in industry conditions or a reduction in cash flows associated with the use of the asset group. If these or other factors indicate the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flow analysis of the asset at the lowest level for which identifiable cash flows exist. If an impairment has occurred, we will recognize a loss for the difference between the carrying amount and the fair value of the asset. The fair value of the asset is measured using market prices or, in the absence of market prices, an estimate of

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

discounted cash flows. Cash flows are generally discounted at an interest rate that market participants would use in pricing the asset.

In 2021, the Company determined there was a triggering event related to our asset groups in the pipeline segment due to macro-economic factors impacting the pipeline industry and expected future results for four reporting units within that segment. Upon completion of an impairment test, the Company determined there was no impairment of definite lived assets on three of the reporting units. An impairment loss in the amount of $3.4 million was recognized related to the property and equipment for the remaining reporting unit in the pipeline segment. This impairment loss is included in the Impairment of goodwill, other net assets and assets held for sale line in the Statement of Operations.

Assets Held for Sale

We periodically divest assets that we do not consider core to our business strategy. The carrying value of the net assets held for sale are compared to their fair value, less cost to sell, and any initial adjustments of the carrying value to fair value, less cost to sell are recorded when the held for sale criteria are met. Gains or losses associated with the disposal of assets held for sale are recorded within other operating costs. When the net assets constitute a business, we allocate a portion of the goodwill from the related reporting unit to the carrying value of the net assets held for sale. The amount of goodwill allocated is based on the relative fair values of the business to be disposed of and the portion of the reporting unit that will be retained.

As discussed in Note 1 – Description of Business, as of December 31, 2021, management had committed to a plan to sell one of the business units in the electric segment due to the strategic objective of focusing on our core competencies. The sale closed on March 16, 2022. We assessed the reporting unit and concluded that this sale would not be determined to be a “major” strategic shift based on the portion of our consolidated business that it represented. Additionally, the business was ancillary to our core operations. Accordingly, the results of operations of this reporting unit are not presented in the financial statements as discontinued operations and we have concluded that this reporting unit was not an individually significant disposal group.

An impairment of assets held for sale was recognized in the amount of $0.4 million as of December 31, 2021. The impairment was calculated as the excess of book value over the fair value of the reporting unit. The fair value of the reporting unit was determined based on the expected sales price. The impairment charge is included in Impairment of goodwill, other assets and assets held for sale on the Statement of Operations.

Goodwill and Intangible Assets

Goodwill

The Company’s goodwill represents the excess of the cost of businesses acquired over the fair value of the net assets acquired at the date of acquisition. The primary other identifiable intangible assets of the Company with indefinite lives are trademarks of the businesses acquired. These assets are not amortized but rather tested for impairment at least annually by applying a fair-value based test in accordance with accounting and disclosure requirements for goodwill and other indefinite-lived intangible assets. The Company’s annual testing date is on October 1. The annual impairment test is performed using either a qualitative assessment or a fair value approach at the “reporting unit” level, should the qualitative assessment require such test. Accounting for goodwill also stipulates that goodwill of a reporting unit shall be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below the carrying amount. The qualitative assessment includes a determination by management based on qualitative factors as to whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If the qualitative assessment does not support that realization is more likely than not, the Company assesses realization based on the fair value approach.

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

GAAP requires that the Company perform an impairment test on goodwill should the qualitative assessment require such test. The Company will compare the fair value of the reporting unit to its carrying amount, including goodwill. If the carrying value of the reporting unit exceeds the fair value of the reporting unit, then we must record an impairment equal to the difference between the fair value and carrying value of the reporting unit.

In performing the impairment test on goodwill for reporting units, we determined the fair value of certain reporting units under the income approach and market approach. The income approach utilizes a discounted cash flow model and is based on projections of future operations of our reporting units as of the valuation date. Determining the fair value of a reporting unit requires judgment and the use of significant estimates and assumptions. Such estimates and assumptions include revenue growth rates, operating margins, discount rates, weighted average costs of capital and future market conditions, among others. Under the market multiple approach, we will determine the estimated fair value of each of our reporting units by applying transaction multiples on a weighted average basis to each reporting unit’s projected earnings before interest, taxes, depreciation and amortization (EBITDA) and revenues for the next twelve months and the trailing twelve months.

For the year-ended December 31, 2021, the Company concluded that four of our reporting units in the pipeline segment had fair values under the market approach less than the carrying value of the reporting unit and, therefore, impairments totaling $43.6 million have been recognized. The method used to determine the fair value of one of these reporting units was the market approach as the income approach did not produce meaningful results. This reporting unit had goodwill of approximately $29.0 million. The fair value of the remaining three reporting units was determined using an income approach and a market approach weighted at 50% each. These reporting units had total goodwill of approximately $23.2 million. Partial impairments of goodwill were recognized on two of these three reporting units and a full impairment of goodwill was recognized on the third. There is risk that there could be additional goodwill impairment recognized in the future if actual results vary from our expectations. The remaining goodwill balance on the pipeline segment after the impairments recognized was $8.5 million. The impairments recognized were driven by both macro-economic factors impacting the pipeline market in addition to expectations regarding future operating results for those reporting units.

We will continue to monitor the reporting units for triggering events or other indications of possible impairment. The Company believes the estimates and assumptions used in its impairment assessments are reasonable and based on available market information, but variations in any of the assumptions could result in materially different calculations of fair value and determinations of whether or not impairment is indicated.

Intangible Assets

The Company’s acquired intangible assets include definite-lived intangible assets such as customer relationships, backlog, and non-compete agreements and indefinite-lived intangible assets, such as trade names. The value of customer relationships is estimated as of the date a business is acquired based on the value-in-use concept utilizing the income approach, specifically the excess earnings method. The excess earnings analysis consists of discounting to present value the projected cash flows attributable to the customer relationships, with consideration given to customer contract renewals, the importance or lack thereof of existing customer relationships to our business plan, income taxes and required rates of return. The Company values backlog for acquired businesses as of the acquisition date based upon the contractual nature of the backlog within each service line, using the income approach to discount back to present value the cash flows attributable to the backlog. The Company values non-compete agreements using the income approach, specifically based on the negative impact on the business that the individuals could have on revenue. The value of trade names is estimated using the relief-from-royalty method of the income approach. This approach is based on the assumption

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

that in lieu of ownership, a company would be willing to pay a royalty in order to utilize the related benefits of this intangible asset.

The Company amortizes definite-lived intangible assets based upon the estimated consumption of the economic benefits of each intangible asset, or on a straight-line basis if the pattern of economic benefits consumption cannot otherwise be reliably estimated. The Company evaluates the reasonableness of the useful lives used for amortization on an annual basis. Intangible assets subject to amortization are reviewed for impairment and are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. As of December 31, 2021, the Company determined a triggering event had occurred for the four reporting units in the pipeline segment. An impairment loss would be recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its fair value. In the year ended December 31, 2021, an impairment of definite-lived intangible assets on one of the reporting units in the pipeline segment in the amount of $0.7 million was recognized related to customer relationships. The fair value was determined using the undiscounted cash flows method. The other three reporting units in the pipeline segment had favorable results from the undiscounted cash flows method test and did not have an impairment of definite-lived assets. The impairment loss recognized is included in the Impairment of goodwill, other net assets and assets held for sale line on the Statement of Operations. See discussion of impairment considerations for definite-lived assets in Property and Equipment section above.

The Company’s indefinite-lived intangible assets impairment tests involve estimates and management’s judgment. The fair value of our trade name assets for the impairment tests were determined using the relief-from-royalty method by discounting the cash flows that represent a savings over having to pay a royalty fee for use of the trademarks and trade names. We employed a royalty rate of 1% for all years based on analysis of royalty rate licensing data for similar companies. The discounted cash flow valuation uses the same projections used under the income approach described above. The Company recognized an impairment of indefinite-lived intangible assets on one reporting unit in the pipeline segment in the amount of $3.3 million for the year ended December 31, 2021. The impairment loss is included in the Impairment of Goodwill, other net assets and assets held for sale line on the Statement of Operations.

Fair Value Measurements

The Company’s financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, and debt instruments. Management considers the carrying values of cash and cash equivalents, trade receivables, and trade payables to be representative of their respective fair values because of their short-term maturities or expected settlement dates.

The carrying amount of debt outstanding related to the credit facility along with our equipment financing notes and finance leases approximates fair value as the interest rate on these instruments approximates current market rates (Level 2).

The following describes the hierarchy of inputs used to measure fair value and the primary valuation methodologies used by the Company for amounts measured at fair value. The three levels of inputs are as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the same term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Leases

Lease liabilities are recognized as the present value of the future minimum lease payments over the lease term as of the commencement date. Lease assets are recognized as the present value of future minimum lease payments over the lease term as of the commencement date, plus any initial direct costs incurred and lease payments made, less any lease incentives received. To calculate the present value of minimum lease payments, we apply either the interest rate implicit in the lease or an incremental borrowing rate.  As most of our operating leases do not provide an implicit rate, the incremental borrowing rate is determined using a portfolio approach based on the rate of interest we would pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term. We use quoted interest rates obtained from financial institutions or the Company’s secured borrowing rate as an input to derive our incremental borrowing rate as the discount rate for the lease.

Stock-Based Compensation

We recognize stock-based compensation expense relating to share-based payments, including stock options, to be recognized in the Consolidated Statements of Operations based on their fair values. Our policy is to recognize compensation cost for awards that contain a graded vesting schedule and only include service conditions on a straight-line basis over the requisite service period for the entire award. Compensation cost for awards that contain a graded vesting schedule and include performance and service conditions are recognized based on the graded vesting method over the requisite service period of the awards. The determination of the fair value of the stock options was estimated using the Black Scholes option-pricing model and required the use of highly subjective assumptions relating to potential minimum and maximum range of values at which holders of common stock may receive value, the term that the options would be outstanding based on estimates used by similar public entities and the Company’s own expectations, and a risk-free rate. The Company estimates volatility using volatilities of publicly held companies similar to the Company. The Company assumes an estimated dividend yield of zero in its calculations, since we have not paid dividends on our common stock and do not anticipate paying dividends in the future. Our forfeiture rate is based upon historical experience as well as anticipated employee turnover considering certain qualitative factors.

There were no stock options granted in 2021.

Income Taxes

The income tax expense (benefit), deferred tax assets and liabilities, and liabilities for unrecognized tax benefits included in the Consolidated Financial Statements of the Company reflect management’s best assessment of estimated current and future taxes to be paid under the guidance in ASC 740. The Company is subject to income taxes in both the United States and Canada.

Tax laws in the various jurisdictions in which we are subject to income tax require items to be included in the Company’s tax returns at different times than the items are reflected in our financial statements. As a result, our annual tax rate reflected in the financial statements may be different than that reported in the Company’s tax returns (our cash tax rate). Some of these differences are permanent resulting in certain expenses that are not deductible in our tax returns. Other book items are temporary in nature resulting in different timing for tax return purposes and reverse over time.

Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which will result in taxable or deductible amounts in the future. In evaluating the Company’s ability to recover deferred tax assets within the jurisdiction from which they arise, we consider all available positive and negative evidence, including

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies, and results of recent operations.

The Company establishes valuation allowances for deferred tax assets if, based on the available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across domestic and international operations. ASC 740-10 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. The Company records unrecognized tax benefits as liabilities in accordance with ASC 740-10 and adjusts these liabilities when the Company’s judgment changes as a result of the evaluation of new information not previously available.

Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment of taxes, penalties and interest that is materially different from the Company’s current estimate of the unrecognized tax benefit liabilities. The penalties and interest related to the unrecognized tax benefits are reflected as increases or decreases to income tax expense.

Under U.S. tax law, we treat our Canadian subsidiaries as controlled foreign corporations. The Company considers the undistributed earnings of our Canadian subsidiaries and other outside basis differences in our investments in our Canadian subsidiaries to be indefinitely reinvested and no foreign withholding or other income taxes have been provided thereon. U.S tax law imposes a tax on certain foreign earnings and profits at various tax rates. As of December 31, 2021, the Company has not recorded a deferred tax liability related to the U.S. federal and state income taxes and foreign withholding taxes on approximately $9.0 million of undistributed earnings of our foreign subsidiary indefinitely invested outside the United States, which excludes transition tax earnings and paid dividends of $38.1 million. Should we decide to repatriate the foreign earnings, we would need to adjust the income tax provision in the period we determine that the earnings will no longer be indefinitely reinvested outside the United States. A hypothetical calculation of the deferred tax liability, assuming those earnings were remitted, is not practicable. We do not currently anticipate in the foreseeable future the need to repatriate funds to the U.S. to satisfy domestic liquidity needs arising in the ordinary course of business, including liquidity needs associated with our domestic debt service requirements.

Advertising Expenses

All advertising costs are expensed when incurred. Advertising expense was approximately $0.9 million for the year ended December 31, 2021.

Functional Currency and Translation of Financial Statements

The U.S. dollar is the functional currency for the majority of the Company’s operations, which are primarily located within the United States. The functional currency for the Company’s foreign operations, which are located in Canada, is the Canadian dollar. Generally, the currency in which the operating unit transacts a majority of its activities, including billings, financing, payroll and other expenditures, would be considered the functional currency. In preparing the Consolidated Financial Statements, the Company translates the financial statements of its foreign operating units from their functional currency into U.S. dollars. The Consolidated Statement of Operations, Comprehensive Loss and Cash Flows are translated at average monthly rates, while the Consolidated Balance Sheet are translated at the month-end exchange rates. The translation of the Consolidated Balance Sheet at the month-end exchange rates results in translation gains or losses. If transactions are denominated in the operating units’ functional currency, the translation gains and losses are included as a separate component of equity under the caption “Accumulated other comprehensive loss.” If transactions are not denominated in the operating units’ functional currency, the translation gains and losses are included

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

within the Consolidated Statement of Operations under the caption “Other income, net.” The Company recognized a foreign currency transaction loss of $0.0 million for the year ended December 31, 2021.

Self-Insurance

The Company is partially self-insured for our various insurance programs including worker’s compensation, general liability, auto and medical insurance. Losses under all of our insurance programs are accrued based upon the Company’s estimate of the ultimate liability for claims reported and an estimate of claims incurred but not reported, with assistance from third-party actuaries. These insurance liabilities are difficult to assess and estimate due to unknown factors, including the severity of an injury, the extent of damage, the determination of our liability in proportion to other parties and the number of incidents not reported. The accruals are based upon known facts and historical trends, and management believes such accruals are adequate.

Use of Estimates

In preparing financial statements in conformity with GAAP, management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk

The Company is subject to concentrations of credit risk related primarily to its cash and cash equivalents and accounts receivable, including amounts related to unbilled accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts. In addition, the Company grants credit under normal payment terms, generally without collateral, to its customers, which include electric power, natural gas and oil pipeline companies, general contractors, and builders, owners and managers of commercial and industrial properties located primarily in the United States and Canada. Consequently, the Company is subject to potential credit risk related to changes in business and economic factors throughout the United States and Canada, which may be heightened as a result of uncertain economic and financial market conditions that have existed in recent years. Historically, the majority of the Company’s customers have not experienced significant financial difficulties, but there is always a risk related to the collectability of billed and unbilled receivables and costs and estimated earnings in excess of billings on uncompleted contracts for services the Company has performed. For the year ended December 31, 2021, the Company’s two most significant customers accounted for 21.5% of the Company’s total revenues.

Revenue concentrations for the top two customers by segment are as follows:

Segment	December 31, 2021

Pipeline & Electric*	10.7%
Electric	10.8%
Percentage of total revenues	21.5%

* Includes a customer serviced by both the Pipeline and Electric segments.

Additionally, as of December 31, 2021, three customers accounted for approximately 27.2% of consolidated gross accounts receivable. One other customer represented more than 10% of accounts receivable for the year ended December 31, 2021. No other customers represented more than 10% of revenues for the year ended December 31, 2021. The Company believes that the loss of any one of its customers would not have a material adverse effect on its business.

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

Earnings per Share

Basic and diluted earnings per share attributable to common stock are computed using the weighted average number of common shares outstanding during the applicable period. Diluted earnings per share attributable to common stock is computed using the weighted average number of common shares outstanding during the period adjusted for all potentially dilutive common stock equivalents, except in cases where the effect of the common stock equivalents would be antidilutive.

Recently Issued Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes. The amendments in this update simplify the accounting for income taxes by removing certain exceptions to the general principles in the accounting guidance for income taxes contained in Topic 740. The amendments also clarify and amend existing guidance to improve consistency and to simplify GAAP. For public business entities, this guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company has adopted this guidance as of January 1, 2021 and it did not have a material impact on the Consolidated Financial Statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses, Topic 326, which was subsequently amended by ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, which will change the way that companies measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The amendments included in this update affect entities holding financial assets, including trade receivables and investment securities available for sale, that are not accounted for at fair value through net income. The new guidance requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments included in this update also provide guidance for measurement of expected credit losses and for presentation of increases or decreases of expected credit losses on the statement of operations. Companies will apply this standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815) and Leases (Topic 842): Effective Dates, which allows a two-bucket approach for determining the effective dates of these accounting standards. Under this approach, the buckets would be defined as follows: Bucket 1 – All public business entities (“PBEs”) that are SEC filers (as defined in GAAP), excluding smaller reporting companies (“SRCs”) (as defined by the SEC). The credit losses standard became effective January 1, 2020. Bucket 2 – All other entities, including SRCs, other PBEs that are not SEC filers, private companies, not-for-profit organizations, and employee benefit plans. The Credit losses standard is to become effective January 1, 2023. The Company met the SEC definition of a PBE that is not an SEC filer. Accordingly, the Company plans to adopt this guidance on January 1, 2022 and does not believe the adoption of this guidance will have a material impact on the Consolidated Financial Statements.

The Company believes that there were no other accounting standards recently issued that are expected to have a material impact on the financial position or results of operations.

3.Liquidity

On August 7, 2018, the Company executed a Senior Secured Credit Facility consisting of a $80.0 million Asset Backed Loan (ABL) Facility, comprised of a $65.0 million U.S. revolving credit facility and a $15.0 million Canadian revolving credit facility, maturing in February 2023, and a $175.0 million Senior Secured Term Loan Facility maturing in August 2023. On March 25, 2022, the ABL Facility was extended to mature in May 2023. The financial covenants in the credit facility include a requirement for a Consolidated Net Leverage Ratio of less than 3.5. A component of Consolidated Net Leverage Ratio is EBITDA (as defined in the credit agreement). The Company was compliant with these covenants for

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

the period ending December 31, 2021 and expects to be fully compliant with these covenants for the next twelve months. We also anticipate that the current cash, borrowing capacity available under the credit facility and the ongoing cash flows from operations will be adequate to meet the working capital and capital expenditure needs for at least the next twelve months. The Company has not had any borrowings on the ABL during the year ended December 31, 2021.

The Company had available borrowings under the ABL of $69.5 million (net of letters of credit of $7.4 million) based on the borrowing base availability calculation, Cash and Cash Equivalents of $59.0 million and Net Cash Used in Operating Activities in the Consolidated Cash Flow Statement of $42.6 million at December 31, 2021. The Company’s total indebtedness of $122.4 million at December 31, 2021, is secured by substantially all of the Company’s assets, which may limit the Company’s ability to use existing assets of the business for additional financing under the current financing arrangements. This may limit flexibility in responding to business opportunities and competitive developments and increase vulnerability to adverse economic and industry conditions.

4.Accounts Receivable

Accounts receivable, net of allowance for doubtful accounts, at December 31, 2021 consisted of the following:

December 31, 2021

Contract receivables	$113,998
Accrued accounts receivable	10,316
124,314
Less: Allowance for doubtful accounts	(650)
$123,664

The roll-forward of activity in the allowance for doubtful accounts was as follows for year ended December 31, 2021:

December 31, 2021
Balance at the beginning of the year	$1,904
Provision for doubtful accounts, net of recoveries	6,868
Amounts written off against the allowance	(8,122)
Impact of foreign currency translation	-
Balance at the end of the year	$650

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

5.Inventory

Inventories at December 31, 2021 consisted of $6.2 million of materials and supplies for construction jobs.

6.CONTRACT ASSETS AND LIABILITIES

Contract assets and liabilities are as follows at December 31, 2021:

December 31, 2021

Unbilled revenue	$40,005
Retainage	16,007
Contract assets	$56,012

Deferred revenue	$19,699
Contract liabilities	$19,699

7.Property and Equipment

Major categories of the Company’s property and equipment were as follows at December 31, 2021:

December 31, 2021

Equipment	$141,851
Vehicles and trailers	40,745
Tools and casing	27,268
Buildings and improvements	10,391
Hardware and software	17,037
Office furniture and equipment	2,428
Construction in progress	2,813
Land	1,493
244,026
Less: Accumulated depreciation and amortization	(179,649)
$64,377

At December 31, 2021, the Company maintained 38 leasing arrangements primarily for vehicles and equipment recorded as finance lease assets within property and equipment with a gross book value of $6.4 million, net of $1.9 million in accumulated depreciation. The present values of minimum finance lease payments are included either with “Long-term debt” or “Current portion of long-term debt,” as applicable.

Depreciation and amortization expense was $25.9 million for the year ending December 31, 2021.

8.Goodwill

The following tables summarize the changes in the Company’s goodwill balance by segment through December 31, 2021:

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

Electric Segment	Gross Goodwill	Accumulated Impairment	Net Goodwill
Balance at January 1, 2021	81,966	(70,987)	10,979
Goodwill reclassified to Assets Held for Sale	(8,717)	8,717	-
Balance at December 31, 2021	$73,249	$(62,270)	$10,979

Pipeline Segment	Gross Goodwill	Accumulated Impairment	Net Goodwill
Balance at January 1, 2021	52,171	-	52,171
Impairment	-	(43,642)	(43,642)
Balance at December 31, 2021	$52,171	$(43,642)	$8,529

Consolidated	Gross Goodwill	Accumulated Impairment	Net Goodwill
Balance at January 1, 2021	134,137	(70,987)	63,150
Goodwill reclassified to Assets Held for Sale	(8,717)	8,717	-
Impairment	-	(43,642)	(43,642)
Balance at December 31, 2021	$125,420	$(105,912)	$19,508

An impairment of $43.6 million was recognized for the pipeline segment as of the year ended December 31, 2021.

9.Intangible Assets

The carrying amount of intangible assets, net of accumulated amortization, as of December 31, 2021 consisted of the following:

	December 31, 2021
	Gross
	Carrying	Accumulated	Accumulated	Net Book
	Amount	Amortization	Impairment	Value
Amortizable intangible
Customer relationships	$55,693	$(53,811)	$(653)	$1,229
Indefinite-lived
Trademark and trade names	26,313	-	(3,343)	22,970
	$82,006	$(53,811)	$(3,996)	$24,199

Total amortization expense was $3.0 million for the year ended December 31, 2021. In the year ended December 31, 2021, amortization expense includes amortization of software licenses of $1.1 million.

The estimated future amortization expense subsequent to December 31, 2021, is as follows:

2022	$933
2023	130
2024	95
2025	71
2026	-
Thereafter	-
$1,229

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

10.Accrued Liabilities

Accrued liabilities at December 31, 2021 consist of the following:

December 31, 2021

Accrued compensation and benefits	$19,025
Accrued losses on contracts	562
Accrued insurance	9,745
Accrued property tax	1,853
Accrued sales tax	1,509
Accrued professional fees	1,131
Accrued restructuring expenses	1,644
Accrued interest	1,091
Accrued unclaimed property	445
Other accrued expenses	721
$37,726
11.Short-Term and Long-Term Debt

A summary of debt and finance leases at December 31, 2021 is as follows:

December 31, 2021

Revolving facilities	$-
Term loan facilities, net of debt issuance costs and
original issue discount of $1,960	110,602
Finance lease obligations	3,849
Term notes payable to finance companies	7,924
122,375
Less: Current portion	(15,512)
Long-term debt less current portion	$106,863

Term Loan and Revolving Facilities

As discussed in Note 3, the Company executed a Senior Secured Credit Facility in 2018 consisting of a $80.0 million Asset Backed Loan (ABL) Facility that is collateralized by a subset of our receivables, comprised of a $65.0 million U.S. revolving credit facility and a $15.0 million Canadian revolving credit facility, maturing in February 2023 and a $175.0 million Senior Secured Term Loan Facility maturing in August 2023. On March 25, 2022, the ABL Facility was extended to mature in May 2023.

Principal payments on the term loan are due in quarterly installments. These quarterly payments, as a percentage of the initial principal amounts under the term loan, are 1.25%, which started in the fourth quarter of 2018. All remaining principal amounts of the term loan are due in August 2023. The applicable interest rate on borrowings is (a) 6.0% per annum plus LIBOR for the term note, (b) 2.25% to 2.75% per annum plus LIBOR for LIBOR and CDOR rate ABL loans, (c) 1.25% to 1.75% per annum plus the Prime Rate for Base Rate Loans and Canadian Prime Rate Loans and (d) 2.25% to 2.75% per annum for letter of credit fees. In addition to extending the ABL maturity to May 2023, the amendment mentioned above also changed the interest rate to be 2.25% to 2.75% per annum plus SOFR for SOFR and CDOR rate ABL loans.

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

The Company is subject to interest rate risk on outstanding borrowings under the credit facility, which bears interest at a variable rate as noted above. At December 31, 2021, the term note bore interest at 6.15%. There were no ABL borrowings outstanding as of December 31, 2021.

The Company incurred debt issuance costs including original issue discount of approximately $11.7 million to enter into the Senior Secured Credit Facility in 2018 and is accounting for such fees, as well as unamortized deferred financing fees of $0.5 million related to the credit facility, under ASC 470-50. The net book value of the debt issuance costs was $0.6 million related to the revolving facility and $0.7 million related to the term loan split between “Other current assets” (amortized into interest expense on a straight-line basis) and “Long-term debt” (amortized into interest expense using the effective interest method) in the Consolidated Balance Sheet, respectively, at December 31, 2021. Additionally, the net book value of the original issue discount was $0.6 million included in “Long-term debt” (amortized into interest expense using the effective interest method) in the Consolidated Balance Sheet at December 31, 2021.

Finance Lease Obligations

As of December 31, 2021, the Company had 38 leasing arrangements recorded as finance leases primarily for vehicles and equipment with corresponding liabilities of $3.8 million. The lease obligations are subject to service charges ranging from 2.84% to 8.34% and mature on varying dates through 2025. See Note 13 – Leases for more information.

Term Notes Payable to Finance Companies

As of December 31, 2021, the Company had total term notes payable to finance companies for $7.9 million. The term notes payable have fixed interest rates ranging from 2.99% to 7.85% and mature on varying dates through 2025. Some term notes are collateralized by their respective equipment purchased under the note.

Scheduled principal repayments on debt obligations are as follows:

		Finance
	Term Note	Lease	Notes
	Facility	Obligations	Payable	Total

Year Ending December 31, 2021:
2022	$8,750	$1,858	$5,265	$15,873
2023	103,813	965	1,163	105,940
2024	-	814	1,163	1,977
2025	-	444	784	1,228
2026	-	-	-	-
Thereafter	-	-	-	-
	112,563	4,080	8,375	125,018
Less: Amounts representing interest	(1,960)	(231)	(451)	(2,642)
Present value of principal payments	110,602	3,849	7,924	122,375
Less: Current maturities	(8,750)	(1,727)	(5,035)	(15,512)
	$101,852	$2,122	$2,889	$106,863

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

12.Commitments and Contingencies

Construction Contracts

The Company, as a condition for entering into certain construction contracts, has outstanding job surety, contractor license, and state and local bonds as of December 31, 2021 of approximately $190.3 million. A portion of the bonds balance in the amount of $8.4 million as of December 31, 2021 is related to insurance.

Certain post-contract completion audits and reviews are periodically conducted by customers and/or government entities. In the opinion of management, the aggregate liability, if any, with respect to these other actions will not materially adversely affect the financial position, results of operations or cash flows of the Company. The Company has liability for the completion of contracts and the warranty of its work. This liability can be mitigated through various means such as surety bonds, performance letters of credit and warranty reserves. In addition, the Company acts as prime contractor on certain projects it undertakes and is typically responsible for the performance of the construction portion of the project, including subcontracted work. As of December 31, 2021, a general warranty reserve was not required. Management is not aware of any material exposure related thereto which has not been provided for in the accompanying consolidated financial statements.

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

Insurance

The Company maintains various workers’ compensation, general liability and auto insurance policies across its operating units. The deductibles vary up to $0.3 million for workers’ compensation claims, general liability claims and for auto claims. The Company maintains letters of credit with our insurance carriers as collateral against future self-insured loss payments. As of December 31, 2021, the Company had $7.4 million, respectively, of undrawn letters of credit related to insurance.

Litigation

The Company is from time to time party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. These actions typically seek, among other things, compensation for alleged personal injury, breach of contract and/or property damages, employment-related damages, punitive damages, or civil penalties or other losses. With respect to all such lawsuits, claims and proceedings that are not otherwise covered by our insurance plans (less the applicable deductible), the Company records a reserve when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. In addition, the Company discloses matters for which management believes a material loss is at least reasonably possible. Except as otherwise stated below, none of these proceedings, separately or in the aggregate, are expected to have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. In all instances, management has assessed the matter based on current information and made a judgment concerning its potential outcome, giving due consideration to the nature of the claim, the amount and nature of damages sought and the probability of success. Management’s judgment may prove materially inaccurate, and such judgment is made subject to the known uncertainties of litigation.

A PLH subsidiary received a Notice of Presentment and Criminal Complaint from the Pennsylvania Attorney General for violations of the Clean Stream Act in the state related to a project that occurred in 2015 related to an inadvertent return that occurred on the project during drilling. While the inadvertent return has been known to the Company, it has been as the subject of a civil lawsuit from a property owner in the area who claimed that his water well was damaged from the return. The suit has been pending at the Company since 2017 and is an insured matter; the Notice of Presentment and Criminal Complaint was received in July 2020. In the Notice of Presentment, the PLH subsidiary has been charged with four misdemeanor counts and one felony count under the Clean Streams Act of the State of Pennsylvania. The maximum penalties, if all were assessed, which is unlikely, is less than $0.2 million. The Company has hired counsel and is working on defense and strategy to resolve the claim. The Company has entered into a resolution in principle with the Pennsylvania Attorney General by paying less than $0.1 million in fines and is working to close out the matter with the approval of the Court.

A former drilling subcontractor of the Company has filed a lawsuit against the Company claiming it is owed $0.8 million. This subcontractor worked for the Company in 2017 and claims it is due money under the subcontract for additional costs it incurred due to the hardness of the rock it had to drill on the project. The Company has numerous defenses against this claim and has not reserved any amounts.

The Company is a defendant in several asbestos cases in both Washington State and California. The Company has insurance defense paying attorney’s fees to defend the cases in Washington. These matters are in early stages and no amounts have been accrued with regard to any liability of these cases at this time, as the potential liability from these cases is not considered probable and estimable.

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

13.Leases

The Company’s leases primarily include leases of land, buildings, vehicles, construction equipment and office equipment.

The Company leases certain buildings, equipment and vehicles under noncancelable operating lease agreements with nonrelated parties having the following minimum lease payments:

Lease Component	Classification	December 31, 2021
Assets
Operating lease right-of-use assets	Operating right of use assets, net	$19,464
Finance lease right-of-use assets	Property and equipment, net	4,536
Total lease assets		24,000

Liabilities
Current:
Operating lease liabilities	Operating lease liability, current	7,791
Finance lease liabilities	Current portion of long-term debt	1,727
Non-current:
Operating lease liabilities	Operating lease liability, non-current	12,232
Finance lease liabilities	Long-term bank debt, net	2,122
Total lease liabilities		$23,872

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

The components of leases in the accompanying Consolidated Statement of Operations were as follows:

		Year ended
Lease Component	Classification	December 31, 2021
Finance lease cost:
Amortization of right of use assets	Costs of services (including depreciation and amortization) and General and administrative expenses	$968
Interest on lease liabilities	Interest expense	132

Operating lease cost	Costs of services (including depreciation and amortization) and General and administrative expenses	13,581
Short-term lease cost (1)	Costs of services (including depreciation and amortization) and General and administrative expenses	57,298
Variable lease cost (benefit) (2)	Costs of services (including depreciation and amortization) and General and administrative expenses	(6)
Total lease cost		$71,973

Sublease income	Cost of services (including depreciation and amortization) and General and administrative expenses	$91

(1)	Short-term lease cost includes both leases and rentals with initial terms of one year or less.
(2)	Variable lease cost (benefit) primarily relates to real estate leases and consists of common area maintenance charges, real estate taxes, and other variable costs.

The Company has the following future minimum lease payments for operating leases:

2022	$8,520
2023	5,100
2024	3,035
2025	1,690
2026	1,538
Thereafter	2,094
$21,977
Less: imputed interest	$(1,954)
Total operating lease liabilities	$20,023

Short-term lease commitments were $0.8 million at December 31, 2021.

Some of the operating leases of subsidiaries are guaranteed by the Company.

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

The weighted average remaining lease terms and discount rates are as follows:

For the year ended
December 31, 2021
Weighted average remaining lease term (in years)
Operating leases	3.84
Finance leases	2.85

Weighted average remaining discount rate
Operating leases	4.84%
Finance leases	4.71%

14.Income Taxes

The components of income (loss) from operations before income taxes were as follows:

2021

Income (loss) before income taxes:
Domestic	$(66,028)
Foreign	(3,292)
Total	$(69,320)

The provision for income tax expense consists of the following for the year ended December 31, 2021:

2021

Current
Federal	$-
State	2,700
Foreign	69
2,769
Deferred
Federal	(187)
State	(408)
Foreign	780
Provision for income taxes	$2,954

Taxes are provided on all revenue and expense items included in the Consolidated Statement of Operations, regardless of the period in which such items are recognized for income tax purposes, except for items representing a permanent difference between pretax book income and taxable income.

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

The following table summarizes the reconciliation between the expected amount determined by applying the U.S. federal statutory rate of 21% to loss before income taxes with the income tax provision for the year ended December 31, 2021:

2021

U.S. federal statutory rate	$(14,557)
State tax expense	1,106
Meals, entertainment and per diems	61
True-ups	(3,577)
Foreign dividend and inclusions	1,922
Foreign rate differential	83
Statutory rate change	(1,733)
Change in valuation allowance	11,554
Goodwill impairment	8,092
Other	3
Provision for income taxes	$2,954

The net deferred tax liability at December 31, 2021 consists of the following:

2021

Deferred Tax Assets
Stock based compensation	$8,064
Allowance for doubtful accounts	161
Inventory capitalization	94
Goodwill	408
Operating Lease Liability	2,418
Definite lived intangibles	1,243
Net operating loss carryforward	16,879
Capital loss carryforward	5,626
Tax credits	1,400
Capitalized interest	2,308
Reserves and other accruals	3,588
Total gross deferred tax assets	42,189
Less: valuation allowance	(29,540)
Total deferred tax assets	12,649
Deferred Tax Liabilities
Other liabilities	2,452
Right of use asset operating leases	2,041
Indefinite lived trademarks	5,785
Property and equipment	6,184
Total deferred tax liabilities	16,462

Net deferred tax liability	$(3,813)

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

The deferred tax liabilities primarily result from the difference of using accelerated depreciation methods, statutory lives and income tax basis to compute depreciation and amortization for income tax reporting compared to using straight line depreciation and other accepted methods for financial statement reporting as well as operating lease right of use assets. The deferred tax assets primarily result from the difference in accounting for the allowance for doubtful accounts, stock based compensation, inventory, and reserves, net operating losses, operating loss lease liabilities, and other accruals for income tax reporting and for financial statement reporting.

At December 31, 2021, the Company had a gross federal income tax net operating loss (NOL) carryforward of $51.2 million. A portion of the carryforward will begin to expire after 2035. The value of the carryforward depends on the ability of the Company to generate taxable income. The ability of the Company to utilize the NOL carryforward to reduce future federal taxable income and federal income tax of the Company is subject to various limitations under the Internal Revenue Code of 1986, as amended. Additionally, when certain substantial changes in the entity’s ownership occur, there is an annual limitation on the amount of the carryforwards that can be utilized.

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized.

At December 31, 2021, management believes that it is more likely than not that taxable income of the Company will not be sufficient to fully recognize all of our net operating losses and tax credits. A summary of our valuation allowance activity for December 31, 2021 is as follows:

2021
Balance at beginning of year	$17,878
Additions	11,662
Balance at end of year	$29,540

The Company has analyzed the tax positions taken in its filings and does not believe that a liability for uncertain tax positions is necessary as of December 31, 2021. The Company does not anticipate any adjustments to the positions taken in the returns that would result in a material adverse effect on the Company’s financial condition, results of operations or cash flows.

The Company is subject to routine audits by taxing jurisdictions. In general, the statute of limitations for federal and many state jurisdictions is three years. In some cases, net operating losses can extend the time for which a taxing authority may make adjustments. Other than the effect that a net operating loss may have to extend the period of adjustment, the Company believes tax years prior to 2017 are closed tax years. Accordingly, tax years for the periods ending December 31, 2017 through 2021 remain subject to examination by tax jurisdictions.

15.Stock-Based Compensation

Stock Options

The Company maintains a stock option plan for the benefit of certain of its key employees and directors. Options outstanding under the plan were issued at estimated fair value at the date of the grant and have to be exercised within ten years of the grant date. The Company has the following vesting schedules for outstanding options:

●	Five year vesting period, with 20% to vest at the end of each year;
●	Three year vesting period with a 25% vest upon grant date and 25% vest at the end of each subsequent year, and;
●	Three year vesting period, with 33% to vest at the end of each year.

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

No option is transferable other than by will, the laws of descent and distribution.

The Company has a total of 2,200,000 shares of common stock ($0.01 par value) authorized and reserved for issuance under the plan. At December 31, 2021, 1,250,345 stock options had vested and had not expired.

Stock option transactions (after considering the impact of the Stock Split) were as follows:

			Weighted
		Weighted	Average	Average
	Number	Average	Vesting	Intrinsic
	of	Exercise	Period	Value
	Shares	Price	(Years)	Per Share

Outstanding balances at January 1, 2021	3,192,270	$10	1.9	$5
Grants	-	$-
Forfeited	(396,846)	$14
Exercised	-	$-
Cancelled	-	$-
Expired	(304,139)	$11
Outstanding balances at December 31, 2021	2,491,285	$13	1.0	$-

The Company recognized stock compensation expense for stock options of $2.5 million during the year ended December 31, 2021.

As of December 31, 2021, there was $3.3 million of unrecognized compensation cost related to stock options, which is expected to be recognized over a weighted-average period of 1.0 years.

Restricted Shares

The option plan provides for the granting of restricted share units (RSU), the vesting of which is subject to conditions and limitations established at the time of the grant. Upon the grant of an RSU, the participant has the rights of a shareholder, including but not limited to the right to vote such shares and the right to receive any dividends paid on such shares. Subject to the employee’s continued employment, the restricted shares generally vest with respect to 20% of the shares on each of the first five anniversaries of the grant date or 33% of the shares on each of the first three anniversaries of the grant date. There are 763,091 RSU awards that are performance-based and only vest upon a change of control event. No expense on these performance-based RSU awards is currently being recognized.

The fair value of RSUs is determined based on the fair value of the Company’s shares as determined in good faith by the Company’s Board of Directors in its sole discretion on the grant date. The fair value of the Company’s shares is based on an implied business enterprise value estimated using one or more of three generally accepted valuation approaches: the asset-based approach, the market approach and the income approach. The total fair value is amortized to expense on a straight-line basis over the vesting period.

Historically, all vested shares were paid out in cash in lieu of issuing shares to the employees. As a result of settling all previous vested grants in cash instead of stock, the Company has determined that all current and future grants of RSUs are liability classified awards.

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

RSU transactions (after considering the impact of the Stock Split) were as follows:

		Weighted
		Average
	Number of	Grant Date
	Restricted Shares	Fair Value

Outstanding balances at January 1, 2021	1,059,671	$8
Grants	-	$-
Forfeited	(135,204)	$11
Vested	(54,593)	$10
Outstanding balances at December 31, 2021	869,874	$8

The Company recognized stock compensation expense for RSUs of $2.6 million during the year ended December 31, 2021.

As of December 31, 2021, there was $1.3 million of unrecognized compensation cost related to RSUs, which is expected to be recognized over a weighted-average period of 2.2 years.

Phantom Shares

The option plan provides for the granting of phantom share units (PSU), the vesting of which is subject to conditions and limitations established at the time of the grant. Subject to the employee’s continued employment, the phantom shares vest with respect to 33% of the shares on each of the first three anniversaries of the grant date.

The fair value of PSUs is determined based on the fair value of the Company’s shares as determined in good faith by the Company’s Board of Directors in its sole discretion on the grant date. The fair value of the Company’s shares is based on an implied business enterprise value estimated using one or more of three generally accepted valuation approaches: the asset-based approach, the market approach and the income approach. The total fair value is amortized to expense on a straight-line basis over the vesting period.

Vested shares will be paid out in cash to the employees. As a result, the Company has determined that all current and future grants of PSUs are liability classified awards.

PSU transactions were as follows:

		Weighted
		Average
	Number of	Grant Date
	Phantom Shares	Fair Value

Outstanding balances at January 1, 2021	295,391	$7
Grants	175,361	$15
Forfeited	(72,699)	$9
Vested	(79,538)	$7
Outstanding balances at December 31, 2021	318,515	$11

The Company recognized stock compensation expense for PSUs of $1.2 million during the year ended December 31, 2021.

As of December 31, 2021, there was $2.3 million of unrecognized compensation cost related to PSUs, which is expected to be recognized over a weighted-average period of 1.8 years.

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

16.Employee Benefit Plans

Defined Contribution Plan

The Company maintains a 401(k) defined contribution plan (the Plan) covering all employees who have met the eligibility requirements of the plan. The contributions to the Plan are determined on an annual basis. For 2021, the Company matched contributions up to 100% of the first 3% of employee contributions, then 50% of the next 2% of employee contributions. Employer match contributions for the year ended December 31, 2021 were $2.9 million.

Retention Bonus

At certain times, the Company enters into cash retention bonus agreements with certain employees in some of our business units and corporate. At December 31, 2021, the Company has recorded $0.1 million in “Accrued liabilities” on the Consolidated Balance Sheet for the outstanding liability for retention bonuses.

Pension Plans

The Company is signatory to collective bargaining agreements which require it to contribute to multi-employer pension plans. Various Company subsidiaries are subject to these collective bargaining agreements with unions that represent certain union employees. The collective bargaining agreements expire at various times and have typically been renegotiated and renewed on terms similar to those in the expiring agreements. The agreements require the operating units to pay specified wages, provide certain benefits to their union employees and contribute certain amounts to multi-employer pension plans. The Company subsidiaries’ multi-employer pension contribution rates generally are specified in the collective bargaining agreements and contributions are made to the plans on a “pay-as-you-go” basis. During the year ended December 31, 2021, the Company paid $19.2 million in contributions to multi-employer pension plans.

To the extent those plans are underfunded, the Employee Retirement Income Security Act of 1974, as amended by the Multi-Employer Pension Plan Amendments Act of 1980, may subject the company to substantial liabilities under those plans if they are terminated as part of a mass withdrawal, or individual company withdrawal. These liabilities include an allocable share of the unfunded vested benefits in the plan participants, not merely the benefits payable to a contributing employer’s own retirees. As a result, participating employers may bear a higher proportion of liability for unfunded vested benefits if other participating employers cease to contribute or withdraw, with the reallocation of liability being more acute in cases when a withdrawn employer is insolvent or otherwise fails to pay its withdrawal liability. As of December 31, 2021, the Company had no liability for the withdrawal from any pension plan.

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

The Pension Protection Act of 2006 (the PPA) also added special funding and operational rules generally applicable to plan years beginning after 2007 for multi-employer plans that are classified as “endangered,” “seriously endangered” or “critical” status based on multiple factors (including, for example, the plan’s funded percentage, cash flow position and whether it is projected to experience a minimum funding deficiency). Plans in these classifications must adopt measures to improve their funded status through a funding improvement or rehabilitation plan, as applicable, which may require additional contributions from employers (which may take the form of a surcharge on benefit contributions) and/or modifications to retiree benefits. Certain plans to which the Company contributes or may contribute in the future are in “endangered,” “seriously endangered” or “critical” status. The amount of additional funds, if any, that the Company may be obligated to contribute to these plans in the future cannot be estimated due to the uncertainty of the future levels of work that require the specific use of union employees covered by these plans, as well as the future contribution levels and possible surcharges on contributions applicable to these plans.

The following table summarizes plan information relating to the Company’s participation in multi-employer pension plans, including company contributions for the last two years, the status under the PPA of the plans and whether the plans are subject to a funding improvement or rehabilitation plan or contribution surcharges. The most recent PPA zone status available in 2021 relates to the plan’s fiscal year-end in 2020. Forms 5500 were not yet available for the plan years ending in 2021. The PPA zone status is based on information that the Company received from the respective plans, as well as publicly available information on the U.S. Department of Labor website, and is certified by the plan’s actuary. Although multiple factors or tests may result in red zone or yellow zone status, plans in the red zone generally are less than 65 percent funded, plans in the yellow zone generally are less than 80 percent funded, and plans in the green zone generally are at least 80 percent funded. Under the PPA, red zone plans are classified as “critical” status, yellow zone plans are classified as “endangered” status and green zone plans are classified as neither “endangered” nor “critical” status. The “Subject to Financial Improvement/ Rehabilitation Plan” column indicates plans for which a financial improvement plan (FIP) or a rehabilitation plan (RP) is either pending or has been implemented. The last column lists the expiration dates of the Company’s collective-bargaining agreements to which the plans are subject. Total contributions to these plans correspond to the number of union employees employed at any given time and the plans in which they participate and varies depending upon the location and number of ongoing projects at a given time and the need for union resources in connection with such projects. The pension plan information below has been presented separately for individually significant plans and in the aggregate for all other plans:

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

	Employee		Subject to			Expiration
	Identification		Financial			Date of
	Number/	PPA Zone	Improvement/			Collective
	Pension	Status	Rehabilitation	Contributions	Surcharge	Bargaining
Fund	Plan/Number	2021	Plan	2021	Imposed	Agreement

Defined Benefit Plans
Western Conference of Teamsters Pension Plan	91-6145047-001	Green	No	$234	No	June 2023
Pipeline Industry Pension Fund	73-6146433-001	Green	No	1,508	No	June 2023
Central Pension Fund of the IUOE & Participating Employers	36-6052390-001	Green	No	1,287	No	June 2023
Teamsters National Pipe Line Pension Plan	46-1102851-001	Green	No	260	No	June 2023
Pension Trust Fund for Operating Engineers	94-6090764-001	Yellow	No	815	Yes	June 2023
Plumbers and Pipefitters National Pension Fund	52-6152779-001	Yellow	Yes	17	Yes	Varies through April 2023
Northern California Pipe Trades Pension Plan	94-3190386-001	Green	No	510	No	Varies through April 2023
Pipe Trades District Council No 36 Pension Trust	94-6082956-001	Green	No	216	No	Varies through April 2023
National Electrical Benefit Fund	53-0181657-001	Green	No	1,641	No	Varies through May 2022
Locals 302 & 612 of the IUOE Employers Construction Industry Retirement Plan	91-6028571-001	Yellow	No	45	No	June 2023
WA State Plumbing and Pipefitting Industry Pension Plan	91-6029141-001	Green	No	45	No	June 2023
Operating Engineers Local 324 Pension Plan	38-1900637-001	Red	Yes	211	No	June 2023
Defined Contribution Plans
National Electrical Annuity Plan	52-6132372-001	N/A	N/A	8,807	N/A	Varies through May 2022
Southern California Pipe Trades Defined Contribution Fund	95-4388338-001	N/A	N/A	467	N/A

All other plans	-	-	-	3,184	-	-

Total				$19,247

The Company had no plan years in which our contributions were five percent or more of any of the participating plans.

17.	Related Party Transactions

In the normal course of business, the Company enters into transactions from time to time with related parties. Routine related party transactions include leases, short-term rentals and subcontractor transactions. Transactions with related parties in the ordinary course of business are summarized as follows:

December 31, 2021

Amounts billed to us by related parties:
Equipment purchases and rentals	$6,443
Other	388
$6,831

There was $2.0 million of outstanding payables to related parties at December 31, 2021.

In addition, there was $1.4 million of revenue with a related party for the year ended December 31, 2021. There was no outstanding accounts receivables with a related party as of December 31, 2021.

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

18.SEGMENT INFORMATION

The Company manages its operations under two operating segments, which represents the Company’s two reportable segments: (1) Electric and (2) Pipeline. This structure is generally based on the broad end-user markets for the Company’s services. Corporate results include amounts related to corporate functions such as administrative costs, professional fees, employee travel expenses, facility costs, and other discrete items, which are not allocated to the reportable segments. See Note 1 for additional information regarding the description of services performed by the Company’s reportable segments.

All intercompany transactions and balances are eliminated in consolidation. Intercompany revenue and costs between entities within a reportable segment are eliminated to arrive at segment totals. Eliminations between segments are separately presented (if applicable).

Summarized financial information for the Company’s reportable segments is presented in the following tables:

December 31, 2021

Revenue
Electric	$396,545
Pipeline	272,138
Eliminations	(299)
Consolidated Revenue	$668,384

December 31, 2021

Depreciation and Amortization
Electric	$11,792
Pipeline	14,789
Corporate	2,256
Consolidated Depreciation and Amortization	$28,837

December 31, 2021

Income (loss) from operations
Electric	$31,751
Pipeline	(59,247)
Corporate	(32,315)
Consolidated Income from operations	$(59,811)

December 31, 2021

Capital Expenditures
Electric	$4,780
Pipeline	4,587
Corporate	3,094
Consolidated Capital Expenditures	$12,461

PLH Group, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2021

(in $000’s, unless indicated otherwise)

Foreign Operations

During 2021, the Company derived $70.1 million of its revenues from foreign operations. All of the Company’s foreign revenues were earned in Canada during the year ended December 31, 2021. In addition, the Company held property and equipment, net, of $15.6 million in Canada as of December 31, 2021.

19.PER SHARE INFORMATION

The amounts used to compute the basic and diluted (loss) earnings per share attributable to common stock for the year ended December 31, 2021 after considering the impact of the Stock Split are as follows (in thousands, except per share amounts):

December 31, 2021
Class A
Amounts attributable to common stock
Net loss attributable to common stock, basic and diluted	$(72,274)
Weighted Average shares:
Weighted average shares outstanding for basic loss per share attributable to common stock	19,304
Dilutive effect of common stock options	-
Weighted average shares for computation of diluted loss per share attributable to common stock	19,304

Basic and diluted loss per share	$(3.74)

There were no potentially dilutive securities for the year ended December 31, 2021.

20.Subsequent Events

The Company has evaluated through March 29, 2022, the date that the financial statements were available to be issued, whether there are subsequent events that have occurred that require recognition or disclosure in the 2021 consolidated financial statements and noted no such events, except as previously disclosed.